Exhibit 10.2

EMPLOYMENT AND SETTLEMENT AGREEMENT

THIS EMPLOYMENT AND SETTLEMENT AGREEMENT (the “Agreement”), dated as of February 17, 2016, is entered into by and among Lakeland Bank, a New Jersey-chartered commercial bank (the “Bank”), Harmony Bank, a New Jersey-chartered commercial bank (the “Company”) and Richard S. Machtinger (“Executive”). The Bank, the Company and the Executive are sometimes collectively referred to herein as the “Parties” or individually referred to as a “Party.”

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 17, 2016, by and among Lakeland Bancorp, Inc., the Bank and the Company, the Company will merge with and into the Bank, with the Bank as the resulting institution;

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, dated as of February 3, 2015 (the “Existing Employment Agreement”), pursuant to which Executive is employed as Executive Vice President and Chief Lending Officer of the Company;

WHEREAS, the Bank desires to employ Executive following the “Effective Time” (as defined in the Merger Agreement) and Executive is willing to continue as an employee of the Bank following the Effective Time, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Effective Time. This Agreement shall become effective as of the “Effective Time” (as defined under the Merger Agreement). This Agreement shall supersede the Existing Employment Agreement. For the avoidance of doubt, the Existing Agreement shall be null and void as of the Effective Time.

2. Title; Duties. Executive shall be employed by the Bank as a Senior Vice President and Jackson Lending Team Leader. Executive shall have such duties and responsibilities as the President and Chief Executive Officer of the Bank shall determine. Executive’s employment with the Bank shall be on an “at-will” basis.

3. Base Salary; Bonus. Executive’s base salary shall be $198,000 per annum, and Executive may be awarded such bonuses, if any, as the board of directors of the Bank may, in its sole discretion, deem appropriate. All such amounts shall be subject to applicable withholding taxes.

4. Employee Benefits. Executive shall be entitled to participate in such employee benefit plans and programs as the Bank generally makes available to other employees of the Bank from time to time. Executive shall be entitled to vacation and other leave in accordance with the Bank’s vacation and leave policies as in effect from time to time.

5. Change in Control Payment. Subject to Executive’s execution of a release in substantially the form set forth hereto as Exhibit A hereto, the Bank will pay Executive an amount equal to the “Change in Control Salary Continuation Compensation” amount that would have been payable to Executive pursuant to Sections 7(c) and 9(l) of the Existing Employment Agreement had his employment been terminated pursuant to Section 7(a) of the Existing Employment Agreement at the Effective Time, determined based on Executive’s base salaries and bonuses from the Company prior to the Effective Time. The Change in Control Salary Continuation Compensation shall be paid to Executive, commencing on the fifteenth banking business day of the calendar month which begins following the sixtieth day after the Effective Time, in thirty-six (36) equal installments, less all applicable withholding taxes, on the fifteenth and final banking business days of each calendar month. In the event of Executive’s death before all such installments have been paid, the remaining cumulative installments shall be accelerated and paid within thirty (30) days of Executive’s death (the “Payment Date”) to the Executive’s spouse, if she is living on the Payment Date. If Executive’s spouse is not living on the Payment Date, such amount shall be paid to, or deposited with the Surrogate’s Court for the vicinage where Executive resided at the time of his death for the benefit of, Executive’s estate. For avoidance of doubt, the Parties agree that the amounts payable hereunder shall be reduced in accordance with Section 7(c) of the Existing Employment Agreement to the extent necessary to ensure that such payments, together with any other “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder (“Section 280G”) paid, payable or provided to Executive, do not constitute “excess parachute payments” for purposes of Section 280G. It is understood and agreed by the Parties that such payments are in full and complete satisfaction of any and all amounts that Executive may have been entitled to under Sections 6, 7, 7A and/or 9(l) of the Existing Employment Agreement.

6. Confidentiality and Covenants Against Competition, Solicitation, Disparagement.

(a) Executive agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with the Bank places him in a position of confidence and trust with employees, customers, and suppliers of the Bank. Executive further agrees and acknowledges that in the course of Executive’s employment with the Bank, Executive has been and will be privy to confidential information of the Bank. Executive consequently agrees that it is reasonable and necessary for the protection of the trade secrets, goodwill and business of the Bank that Executive make the covenants contained herein. Accordingly, Executive agrees that while employed by the Bank and during the “Restrictive Period” (defined below), Executive shall not (without the express prior written consent of the Bank), directly or indirectly,

(i) become Associated With any Competing Business in the Territory; or

(ii) solicit, sell, call upon or induce others to solicit, sell or call upon, directly or indirectly, any customer or prospective customer of the Bank for the purpose of inducing any such customer or prospective customer to engage in banking or other financial services with a Competing Business in the Territory; or

(iii) employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as a consultant, any person who is, or was at any time within twelve (12) months prior to the last day of Executive’s employment with the Bank, an employee of, or exclusive consultant to, the Bank.

(b) For purposes of this Section 6, the term:

(i) “Bank” shall include the Bank, and any of its parents, subsidiaries or affiliates.

(ii) “Competing Business” means any business which, directly or indirectly, provides banking or other financial services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank.

(iii) “Associated With” means serving as an owner, officer, employee, independent contractor, agent or a holder of 5% or more of any class of equity securities of, director, trustee, member, consultant or partner of any person, corporation or other entity engaged in a Competing Business.

(iv) “Restrictive Period” means the twelve (12) month period commencing from Executive’s date of termination with the Bank, regardless of the reason for such termination; provided, however, for purposes of Section 6(i) above, neither the Restricted Period nor the restrictions set forth in Section 6(i) shall apply unless either Executive resigns from employment other than for “Good Reason” (as defined below) or Executive’s employment is involuntarily terminated for “Cause” (as defined below).

(v) “Territory” means a geographic area within thirty (30) miles of any of the Bank’s offices (branches or otherwise) at the time of Executive’s termination of employment.

(vi) “Cause” shall mean any of the following: (a) Executive’s personal dishonesty which has a material adverse effect upon the Bank, (b) willful misconduct, (c) breach of fiduciary duty involving personal profit, (d) intentional failure to perform stated duties, (e) willful violation of any law, rule or regulation or final cease-and-desist order or (f) a material breach of any provision of this Agreement; provided, however that with respect to clauses (d) and (f) above, a termination shall only be for “Cause” if Executive has been given fifteen (15) days written notice of a Cause determination and a reasonable opportunity to cure such concern.

(vii) “Good Reason” shall mean any of the following, if taken without Executive’s express written consent: (a) a material diminution in Executive’s base salary, (b) a material diminution in Executive’s title, authority, duties, or responsibilities, or (c) a change in Executive’s principal place of employment to a location that is more than thirty (30) miles away from the location of Executive’s principal place of employment at the Effective Time. In all other cases, a resignation by Executive shall be deemed to be without Good Reason. Executive may not resign for Good Reason, and shall not be considered to have done so, unless (I) Executive, within sixty (60) days of the initial existence of the act or failure to act by the Bank which Executive believes to constitute “Good Reason” (as defined herein), provides the Bank with written notice which describes, in particular detail, the act or failure to act which Executive believes to constitute “Good Reason” and identifies the particular clause within the definition of “Good Reason” (as defined herein) which Executive contends is applicable to such act or failure to act; (II) the Bank, within thirty (30) days of its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by Executive of his employment relationship with the Bank, and (III) Executive actually resigns from his employment with the Bank on or before that date which is exactly six (6) calendar months after the initial existence of the act or failure to act by the Bank which constitutes “Good Reason” (as defined herein). If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by Executive of his employment with the Bank shall not be deemed to have been for “Good Reason”.

(c) If Executive commits a breach or is about to commit a breach, of any of the provisions of this Section 6, the Bank shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Bank and that money damages will not provide an adequate remedy to the Bank. In addition, the Bank may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d) Executive shall not make any negative or disparaging comments regarding the Bank or any of its officers, directors, shareholders, partners, members, managers, agents or employees (collectively, the “Representatives”), including regarding the performance of the Bank, or otherwise take any action that could reasonably be expected to adversely affect the Bank or the personal or professional reputation of any of its Representatives. Disclosure of information required to be disclosed pursuant to any applicable law, court order, subpoena, compulsory process of law, or governmental decree shall not constitute a violation or breach of this Section 6(d); provided, that written notice of such required disclosure is provided to the Bank promptly before making such disclosure if such notice is not prohibited by applicable law, court order, subpoena, compulsory process of law, or governmental decree.

(e) Executive further agrees that all documents, reports, plans, proposals, marketing and sales plans, customer lists, or materials principally relating to the businesses of the Bank and made by Executive or that came or come into Executive’s possession by reason of Executive’s employment by the Bank are the property of the Bank and shall not be used by Executive in any way adverse to the interests of the Bank. Executive will not, during his employment with the Bank and thereafter, deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific written direction or written consent of a duly authorized representative of the Bank. During or after termination of Executive’s employment with the Employer, Executive will not publish, release or otherwise make available to any third party any information describing any trade secret or other confidential information of the Bank without prior specific written authorization of the Bank.

(f) During Executive’s employment with the Bank and thereafter, Executive will regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Bank that have been or may be obtained by Executive by reason of Executive’s employment by the Bank. Executive will not, without written authority from the Bank to do so, use for Executive’s own benefit or purposes, nor disclose to others, either during Executive’s employment by the Bank or thereafter any trade secret or other confidential information relating to the business of the Bank, except as required in the course of the Executive’s employment with the Bank, or as required by law, or as (and only to the extent) required pursuant to legal process or by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency (and then only after providing the Bank with the opportunity to prevent such disclosure or to receive confidential treatment for the confidential information required to be disclosed); and Executive will not take or retain or copy any of the information, customer lists, or other documents of the Bank. This Section 6(f) shall not apply with respect to information which has been voluntarily disclosed to the public by or with the consent of the Bank, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

(g) For purposes of this Agreement, the term “trade secret” shall include, but not be limited to, information encompassed in all plans, proposals, marketing and sales plans, customer lists, mailing lists, financial information, costs, pricing information, and all concepts or ideas in or reasonably related to the businesses of the Bank (whether or not divulged by Executive or other employees or agents of the Bank) that have not previously been publicly released by duly authorized representatives of the Bank.

(h) Executive acknowledges that the type and periods of restriction imposed in the provisions of this Section 6 are fair and reasonable and are reasonably required for the protection of the Bank and the goodwill associated with the business of the Bank; and that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated parties and are given as an integral part of this Agreement. Executive specifically acknowledges that the restrictions contemplated by this Agreement will not prevent him from being employed or earning a livelihood. If any of the covenants in this Section 6, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in this Section 6, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, such provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 6 upon the courts of any state or other jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such states or other jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Bank to the relief provided above in the courts of any other states or other jurisdictions within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or other jurisdictions, the above covenants as they relate to each state or other jurisdiction being, for this purpose, severable into diverse and independent covenants. The existence of any claim or cause of action by Executive against the Bank shall not constitute a defense to the enforcement by the Bank of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

7. Section 409A. The Parties agree that this Agreement is to be interpreted and administered in accordance with the requirements of Section 409A of the Code, and the regulatory and administrative authority promulgated thereunder (“Section 409A”). If any amounts payable hereunder are payable in installments, then each installment shall be treated as a separate payment for purposes of Section 409A. The Bank shall consult with Executive in good faith regarding the implementation of this Section 7, provided, however, none of the Bank, the Company, or their respective parents, subsidiaries, affiliates, directors, officers, employees, attorneys or advisors shall have any liability to Executive with respect to any penalties, taxes or other liabilities due to a failure to comply with Section 409A.

8. Governing Law. This Agreement and the rights and remedies of the parties hereto shall be governed by and subject to, and interpreted, enforced and construed in accordance with, the laws of the State of New Jersey and all federal laws applicable to the Bank, without regard to any applicable conflicts of law.

9. Entire Agreement. This Agreement sets forth the entire understanding of the Parties with regard to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings, whether written or oral, relating to the subject matter hereof, including without limitation the Existing Employment Agreement.

10. Waiver. A waiver by any party hereto of any condition or of the breach of any term, covenant, representation or warranty contained in this Agreement whether by conduct or otherwise, in any one or more instances, shall not be deemed or construed as a further or continuing waiver of any such condition or of the breach of any other term, covenant, representation or warranty set forth in this Agreement.

11. Amendments. This Agreement may not be amended except by a writing signed by the Bank and Executive.

12. Number; Gender. The singular shall include the plural and the plural shall include the singular; any gender shall include all other genders as the meaning and context of this Agreement shall require.

13. Headings. The section headings contained herein have been inserted for convenience of reference only and shall not be used to interpret or construe or in any way affect the meaning or interpretation of the terms and provisions hereof.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed the original without reference to the others.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first specified above.

LAKELAND BANK

By:	/s/ Thomas J. Shara
Title:	President and Chief Executive Officer
Date:	February 17, 2016

HARMONY BANK

By:	/s/ Michael A. Schutzer
Title:	President and Chief Executive Officer
Date:	February 17, 2016

EXECUTIVE

/s/ Richard S. Machtinger
Name: Richard S. Machtinger
Date: February 17, 2016

EXHIBIT A

FORM OF RELEASE AGREEMENT1

THIS GENERAL RELEASE AGREEMENT (this “Release Agreement”) is entered into between [            ], an individual residing at [            ] (“Executive”) and [            Bank], a New Jersey-chartered commercial bank (the “Bank”). The Bank and Executive are referred to in this Release Agreement as each, a “Party” and together, the “Parties”.

WITNESSETH THAT:

WHEREAS, pursuant to that certain Employment and Settlement Agreement dated as of [            , 2016] by and among between the Bank, [            Bank] and Executive (the “Employment and Settlement Agreement”), the Bank has agreed to pay Executive the amount[s] set forth in Section 5 of such Employment and Settlement Agreement subject to Executive’s execution of a general release;

WHEREAS, this Release Agreement is the release referenced in Section 5 of the Employment and Settlement Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. General Release of Released Parties. In consideration of the payment[s] referenced in Section 5 of the Employment and Settlement Agreement, Executive (on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the fullest extent permitted by law, any and all Claims (as defined below) that Executive has or may have against any of the Released Parties, arising on or prior to the date of the Executive’s execution and delivery of this Release Agreement to the Bank. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, stock options or other equity awards, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including, without limitation, the Existing Employment Agreement), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New

[1]

This form of Release Agreement remains subject to change by the Bank based upon changes in applicable law in order to obtain a valid general release of all Claims in favor of the Released Parties and/or to reflect a change in the name or form of the Bank.

Jersey or any other state or municipality and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waivable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Genetic Information Nondiscrimination Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act and the New Jersey False Claims Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This Section 1 releases all Claims including those of which Executive is not aware and those not mentioned in this Release Agreement. Notwithstanding anything contained herein to the contrary, the release set forth in this Section shall not apply to (x) the payment and/or benefit obligations of the Bank under this Release Agreement, (y) any Claims to vested benefits under a retirement plan in which Executive participated, and (z) any indemnification or other rights Executive may have in accordance with the governing instruments of the Bank or under any director and officer liability insurance maintained by the Bank with respect to liabilities arising as a result of Executive’s service as an officer and employee of the Bank or any predecessor thereof.

As used in this Release Agreement, the “Released Parties” means the Bank, together with its past, present and future direct and indirect parent entities, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, managers, employees, shareholders, trustees, members, partners, attorneys, and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing.

Section 2. Representations; Covenant not to Sue. Executive hereby represents and warrants that Executive has not (a) filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Executive agreed to do any of the foregoing, (b) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Release Agreement, or (c) directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as permitted by Section 5 below, Executive covenants and agrees that Executive shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties.

Section 3. Construction of Agreement. In the event that one or more of the provisions contained in this Release Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Release Agreement, but this Release Agreement and shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein. This Release Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey, without reference to conflict of law rules. The Bank and Executive consent to the sole jurisdiction of the federal and state courts of New Jersey with respect to any dispute that may arise between them. THE BANK AND EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS RELEASE AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

Section 4. Parties Bound; Entire Agreement; Modification. This Release Agreement shall inure to the benefit of the Released Parties and shall be binding upon the Bank and its successors and assigns. This Release Agreement also shall inure to the benefit of and be binding upon Executive and Executive’s heirs, administrators, executors and assigns. This Release Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Release Agreement may only be modified by a written instrument signed by Executive and an authorized officer the Bank.

Section 5. Acknowledgments. The Bank and Executive acknowledge and agree that:

(a) By entering in this Release Agreement, Executive does not waive any rights or Claims, including, without limitation, Claims arising under ADEA, that may arise after the date that Executive executes and delivers this Release Agreement to the Bank;

(b) This Release Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce ADEA or other laws, and further acknowledge and agree that this Release Agreement shall not be used to justify interfering with Executive’s protected right to participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Release Agreement shall preclude Executive from participating in any manner in an investigation, hearing or proceeding conducted by the EEOC or similar federal or state agency, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding; and

(c) Notwithstanding anything set forth in this Release Agreement to the contrary, nothing in this Release Agreement shall affect or be used to interfere with Executive’s protected right to test in any court, under the Older Workers’ Benefit Protection Act or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Release Agreement.

Section 6. Opportunity for Review.

(a) Executive is hereby advised and encouraged by the Bank to consult with his own independent counsel before signing this Release Agreement. Executive represents and warrants that Executive: (i) has had sufficient opportunity to consider this Release Agreement; (ii) has read this Release Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive; (v) has entered into this Release Agreement of Executive’s own free will and volition; (vi) has duly executed and delivered this Release Agreement; (vii) understands that Executive is responsible for the Executive’s own attorney’s fees and costs; (viii) understands that Executive has been given twenty-one (21) days to review this Release Agreement before signing this Release Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Release Agreement, provided that this Release Agreement may not be executed prior to [            , 2016]2, (ix) understands that if Executive does not sign and return this Release Agreement to the Company (Attn: [            ]) within twenty-one (21) days following receipt of this Release Agreement, the Bank shall have no obligation to enter into this Release Agreement, Executive shall not receive the payment[s] set forth in Section 5 of the Employment and Settlement Agreement; and (x) understands that this Release Agreement is valid, binding and enforceable against the Parties in accordance with its terms.

(b) This Release Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to the Bank by Executive. The Parties understand and agree that Executive may revoke this Release Agreement after having executed and delivered it to the Bank by so advising the Bank (Attn: [            ]) in writing no later than 11:59 p.m. on the seventh (7th) day after Executive’s execution and delivery of this Release Agreement to the Bank. If Executive revokes this Release Agreement, it shall not be effective or enforceable and Executive shall not receive the payment[s] set forth in Section 5 of the Employment and Settlement Agreement.

[Signatures appear on the following page]

[2]	Date to be approximately 8 days before the date that the payment(s) are to be made or commence in order to allow revocation period to expire.

Agreed to and accepted on this             day of             ,             .

EXECUTIVE:

Name:

Agreed to and accepted on this             day of             ,             .

[ ] BANK:

By:

Name:

Title: